EXHIBIT 99

                      PRESS RELEASE DATED OCTOBER 11, 2006

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EXHIBIT 99

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Continental Minerals Corporation                                               Great China Mining Inc.
1020 - 800 West Pender Street                                                  (formerly China NetTV Holdings Inc.)
Vancouver, BC                                                                  World Trade Centre
Canada V6C 2V6                                                                 Suite 536-999 Canada Place
Tel   604 684 6365                                                             Vancouver, BC V6C 3E2
Fax  604 684 8092                                                              Tel   604 641 1366
Toll Free 1 800 667 2114                                                       Fax  604 641 1377
www.continentalminerals.com                                                    www.greatchinamining.com
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                          SURFACE EXPLORATION DISCOVERS
                  NEW COPPER-GOLD MINERALIZATION AT XIETONGMEN

October 11, 2006, Vancouver, BC - Continental Minerals Corporation (TSX Venture:
KMK; OTCBB: KMKCF) ("Continental") and Great China Mining Inc. (OTC.BB-GCHA) ("Great China Mining"), announce that exploration surveys outside of the main deposit area have expanded the highly prospective exploration targets at the Xietongmen property. The Xietongmen property is located 240 kilometers from the city of Lhasa in Tibet, People's Republic of China.

Surface exploration programs have been carried out over a ten square kilometer area on the Xietongmen property in 2005 and 2006. Approximately 1,100 rock chip and 500 soil samples were collected in 2005. A further 4,800 reconnaisance-type rock chip and 400 soil samples have been collected in 2006, expanding the Langtongmen copper-gold zone and resulting in the discovery of a large new copper-gold zone. These zones are located along a five kilometer long northwest trending corridor, extending from the Xietongmen deposit in the southeast to the Newtongmen zone in the northwest.

The new zones are characterized by copper values ranging from 250-11,475 parts per million (ppm) and gold values ranging from 100-19,786 parts per billion
(ppb) in rock chip samples, and more localized but coincident soil anomalies.

The Langtongmen copper-gold zone is located 1.5 kilometers along strike to the northwest of the Xietongmen deposit. It is defined by coincident copper and gold anomalies from rock chip samples over an area of 1.5 square kilometers. Exploration hole - 5057 - drilled near the anomalous area in 2005 returned a
135.5 meter interval grading 0.28% copper and 0.31 g/t gold. The Newtongmen copper-gold zone is located 1.5 kilometers northwest of the Langtongmen zone along the same mineralized trend. It is characterized by a 1.5 square kilometer area of anomalous copper values from rock chip samples and within it, anomalous gold values from rock chip samples extending over and area of 1 kilometer by 0.5 kilometer. Follow up drilling is currently underway at the Langtongmen and Newtongmen zones.

A  Property  Location  Map and maps  showing  copper and gold  anomalies  in the
Xietongmen, Langtongmen and Newtongmen areas are posted on the websites: www.continentalminerals.com and www.greatchinamining.com. The 2006 detailed drilling program at the Xietongmen deposit was completed in September. The program successfully expanded the substantial copper-gold deposit in all directions. Engineering, environmental and socioeconomic studies for the Xietongmen feasibility study and environmental and social impact assessments continue, as well as community and stakeholder engagement activities at site.

In addition, steps required to complete the merger between Continental and Great China Mining, and unify 100% ownership in the Xietongmen property in Continental (see joint news release of June 12, 2006), are progressing well, with the merger expected to be finalized in the fourth quarter of 2006.

Mark Rebagliati, P.Eng., a Qualified Person as defined under National Instrument 43-101, is supervising the drilling program and quality assurance and quality control ("QAQC") programs on behalf of Continental Minerals Corporation. The program includes rigorous QAQC procedures. Acme Analytical Laboratories of Vancouver, BC, an ISO 9001:2000 accredited laboratory, performs the sample preparation and assaying for the project. Gold analysis is by 30 g Fire Assay

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fusion with an Inductively Coupled Plasma-Emission Spectroscopy (ICP-ES) finish.
Copper assays are done by four acid digestion with an ICP-ES finish. Continental includes standards, blanks and duplicates in addition to the laboratory's internal quality control work.

Gerald Panneton
President & CEO
Continental Minerals Corporation

For further information:
   Continental Minerals Corporation                   Great China Mining Inc.
   Tel   604 684 6365                                 Tel   604 641 1366
   Toll Free 1 800 667 2114                           www.greatchinamining.com
   www.continentalminerals.com

               No regulatory authority has approved or disapproved
                the information contained in this news release.

            The TSX Venture Exchange does not accept responsibility
                 for the adequacy or accuracy of this release.

This release includes certain statements that may be deemed "forward-looking statements". All statements in this release, other than statements of historical facts, that address the proposed merger, acquisition of additional property, exploration drilling, exploitation activities and events or developments that the companies expect are forward-looking statements. Although the companies believe the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

For more information on Continental Minerals Corporation, Investors should review the Company's annual Form 20-F filing with the United States Securities Commission at www.sec.gov and its home jurisdiction filings that are available at www.sedar.com.

For more information on Great China Mining Inc., Investors should review the Company's annual report on Form 10-KSB with the United States Securities Commission at www.sec.gov.